Exhibit 99.1

Press Release
April 18, 2016

LCNB CORP. REPORTS FINANCIAL RESULTS FOR
THE THREE MONTHS ENDED MARCH 31, 2016

LCNB Corp. (LCNB) today announced net income of $2,964,000 (total basic and diluted earnings per share of $0.30) for the three months ended March 31, 2016.  This compares to net income of $2,834,000 (total basic and diluted earnings per share of $0.30) for the same three-month period in 2015.  Results for 2016 were significantly affected by the acquisition of BNB Bancorp, Inc. ("BNB") on April 30, 2015.

Net interest income for the three months ended March 31, 2016 increased $444,000 from the comparable period in 2015, due primarily to a $72.2 million increase in average loans and a $76.4 million increase in average investment securities and stock. The BNB merger added $34.7 million to LCNB's loan portfolio as of the merger date. The remainder of the increase in average loans was due to new loan origination. These increases were partially offset by a decrease in the tax equivalent net interest margin.

Commenting on the financial results, LCNB CEO Steve Foster said, "We are pleased to announce solid financial results for the first quarter of 2016. As the economy continues to improve, LCNB has experienced increased loan demand. In addition to the $34.7 million in loans that BNB added to our portfolio in April 2015, organic growth since March 2015 totaled $37.5 million. We believe that our strong balance sheet and recent actions, including the construction of our new operations center in Lebanon, Ohio, as well as technology and delivery channel investments, favorably position us for future growth. All of our acquisitions are fully integrated and we look forward to making our full line of financial products and services available to our current and future customers."

The provision for loan losses for the three months ended March 31, 2016 was $21,000 greater than the comparable period in 2015. Net loan charge-offs for the first quarter 2016 and 2015 totaled $69,000 and $353,000, respectively.  Non-accrual loans and loans past due 90 days or more and still accruing interest increased $1,145,000, from $2,282,000 or 0.30% of total loans at December 31, 2015 to $3,427,000 or 0.44% of total loans at March 31, 2016, primarily due to two loans to the same borrower totaling $1,307,000 that were newly classified as non-accrual during the first quarter 2016.  Other real estate owned (which includes property acquired through foreclosure) was $846,000 at both March 31, 2016 and December 31, 2015 and consisted of one commercial property.

Non-interest income for the three months ended March 31, 2016 was $336,000 greater than the comparable period in 2015, primarily due to a $260,000 increase in gains from sales of investment securities.

Non-interest expense for the three months ended March 31, 2016 was $643,000 greater than the comparable period in 2015, primarily due to a $273,000 increase in salaries and employee benefits and a $251,000 penalty for early payoff of a $5 million Federal Home Loan Bank ("FHLB") advance (included in other non-interest expense). Salaries and employee benefits increased primarily due to salary and wage increases, employees retained from the BNB acquisition, and an increase in the number of employees outside of the acquisitions. The FHLB advance had an interest rate of 5.25% and was paid off to reduce interest expense on long-term debt.

LCNB Corp. is a financial holding company headquartered in Lebanon, Ohio. Through its subsidiary, LCNB National Bank (the “Bank”), it serves customers and communities in Southwest and South Central Ohio. A financial institution with a long tradition for building strong relationships with customers and communities, the Bank offers convenient banking locations in Butler, Clermont, Clinton, Fayette, Hamilton, Montgomery, Preble, Ross and Warren Counties, Ohio. The Bank continually strives to exceed customer expectations and provides an array of services for all personal and business banking needs including checking, savings, online banking, personal lending, business lending, agricultural lending, business support, deposit and treasury, investment services, trust and IRAs and stock purchases. LCNB Corp. common shares are traded on the NASDAQ Capital Market Exchange® under the symbol “LCNB.” Learn more about LCNB Corp. at www.lcnb.com.

Certain statements made in this news release regarding LCNB’s financial condition, results of operations, plans, objectives, future performance and business, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by the fact they are not historical facts and include words such as “anticipate”, “could”, “may”, “feel”, “expect”, “believe”, “plan”, and similar expressions.

These forward-looking statements reflect management's current expectations based on all information available to management and its knowledge of LCNB’s business and operations. Additionally, LCNB’s financial condition, results of operations, plans, objectives, future performance and business are subject to risks and uncertainties that may cause actual results to differ materially. These factors include, but are not limited to:

1.	the success, impact, and timing of the implementation of LCNB’s business strategies;

2.	LCNB may incur increased charge-offs in the future;

3.	LCNB may face competitive loss of customers;

4.	changes in the interest rate environment may have results on LCNB’s operations materially different from those anticipated by LCNB’s market risk management functions;

5.	changes in general economic conditions and increased competition could adversely affect LCNB’s operating results;

6.	changes in other regulations and government policies affecting bank holding companies and their subsidiaries, including changes in monetary policies, could negatively impact LCNB’s operating results;

7.	LCNB may experience difficulties growing loan and deposit balances;

8.	the current economic environment poses significant challenges for us and could adversely affect our financial condition and results of operations;

9.
deterioration in the financial condition of the U.S. banking system may impact the valuations of investments LCNB has made in the securities of other financial institutions resulting in either actual losses or other than temporary impairments on such investments; and

10.
the effects of the Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and the regulations promulgated and to be promulgated thereunder, which may subject LCNB and its subsidiaries to a variety of new and more stringent legal and regulatory requirements which adversely affect their respective businesses.

Forward-looking statements made herein reflect management's expectations as of the date such statements are made. Such information is provided to assist shareholders and potential investors in understanding current and anticipated financial operations of LCNB and is included pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. LCNB undertakes no obligation to update any forward-looking statement to reflect events or circumstances that arise after the date such statements are made.